Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That, pursuant to the authority granted to directors to take action by unanimous written consent without a meeting pursuant to Section 141 of the General Corporation Law of the State of Delaware, the Board of Directors of PEOPLESTRING CORPORATION duly adopted resolutions setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FIRST" so that, as amended, said Article shall be and read as follows:

The name of the Corporation is Vape Holdings, Inc.

SECOND: That thereafter, pursuant to resolution of its Board of Directors and as required by statute, the necessary number of stockholders of said corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware did consent in writing in lieu of meeting in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this ___________ day of December 2013.

By:
Title:	CEO
Name:	Jerome Kaiser
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